Exhibit (a)(1)(i)

Offer to Purchase for Cash All Outstanding Options to Purchase Shares of Nobel Learning

Communities, Inc. Common Stock

THE TENDER OFFER AND WITHDRAWAL RIGHTS DESCRIBED BELOW WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2011 UNLESS THE

TENDER OFFER IS EXTENDED BY NOBEL LEARNING COMMUNITIES, INC.

Nobel Learning Communities, Inc., a Delaware corporation, which we may refer to throughout this offer as we, us, the Company or Nobel Learning, upon the terms and subject to the conditions set forth in this offer to purchase outstanding stock options and the accompanying election form, hereby offers to purchase for cancellation all outstanding options to purchase shares of our common stock, $.001 par value per share, in exchange for the cash payment as described below. The offer is limited to outstanding vested and unvested options to purchase shares of our common stock granted under our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan, which such options we refer to throughout this offer as eligible options. Upon the completion of the offer, for each eligible option (whether vested or unvested) that has not expired, been exercised or withdrawn from the offer, we will pay to the tendering option holder the “option payment.” With respect to those eligible options with an exercise price that is equal to or less than $11.75, the option payment shall equal the product of (a) the excess, if any, of $11.75 over the exercise price per share of the applicable eligible option, and (b) the total number of shares subject to the applicable eligible option. Throughout this offer to purchase we may refer to the excess, if any, of $11.75 over the exercise price of an eligible option as that option’s “spread.” As to those eligible options with an exercise price that exceeds $11.75 (i.e., the “underwater options”), the option payment shall equal the product of (y) $0.10 and (z) the total number of shares subject to the applicable eligible option. Unless the context otherwise requires, all references to shares mean our common stock.

This offer is being made in connection with the proposed merger of the Company with Academic Merger Sub, Inc., a Delaware corporation, which we may refer to throughout this offer as Merger Sub, and a wholly owned subsidiary of Academic Acquisition Corp., a Delaware corporation, which we may refer to throughout this offer as Parent, pursuant to which each outstanding share of our common stock will be converted into the right to receive $11.75 in cash. In connection with the merger, we have agreed with Merger Sub and Parent to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options, whether or not then exercisable or vested, will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Parent and to us, and the holders of such options will be entitled to receive the applicable option payment, if any.

All outstanding eligible options will fully vest immediately prior to the merger. Thus, holders of eligible options with an exercise price less than or equal to $11.75 will benefit by the amount of the spread. However, some of the eligible options have exercise prices greater than $11.75 per share. As a result, holders of such eligible options will not be able to realize any benefit from the merger other than the $0.10 per option we are offering pursuant to this offer. Further, pursuant to our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan, the eligible options cannot be cancelled by us without the consent of the option holder. Because it is a condition to the consummation of the merger that all options be terminated prior to the merger, we are making this offer to purchase the eligible options for the applicable option payment, net to the seller in cash, without interest.

The consummation of this offer is conditioned upon and is expected to occur simultaneously with the consummation of the merger.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OPTION HOLDERS ELECTING TO PARTICIPATE IN THIS OFFER OR ON ANY MINIMUM TOTAL NUMBER OF ELIGIBLE OPTIONS BEING TENDERED. HOWEVER, PARTICIPATION IN THE OFFER WILL REQUIRE AN OPTION HOLDER TO TENDER ALL OF HIS OR HER ELIGIBLE OPTIONS IN THE OFFER, AND THE OFFER IS FURTHER SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE, INCLUDING THE CONSUMMATION OF THE MERGER. SEE “THE OFFER – CONDITIONS.”

Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the consummation of the merger is that all eligible options have tendered. As we will not consummate the offer unless the merger is consummated, this may have the effect of being a condition of the offer.

Any holder who desires to participate in this offer and tender all of his or her eligible options should complete and sign the election form, or a copy of it, and hand deliver, mail, deliver or send by facsimile or email (PDF) transmission the manually signed election form or copy, to the address, facsimile number or email address listed below. See “The Offer – Procedures for Tendering Eligible Options.”

Our board of directors, acting upon the unanimous recommendation of the strategic affairs committee of our board of directors, which committee was formed to evaluate opportunities to generate stockholder value and assess the impact of the Company’s concentrated stock ownership in this regard, and to make recommendations to our board of directors regarding this evaluation and assessment, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders. Our board of directors has also approved this offer and recommends that you tender your eligible options for cash pursuant to this offer. For a discussion of the significant consequences of your decision not to tender, see “Significant Consequences to Non–Tendering Option Holders.”

This offer to purchase is dated July 5, 2011. You should not assume that the information contained in this offer to purchase is accurate as of any date other than July 5, 2011, and the delivery of this offer to purchase shall not, under any circumstances, create an implication that there has been no change in our affairs since July 5, 2011 or that the information herein is correct as of any time subsequent to such date.

Completed election forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election form may be directed to Nobel Learning

Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, Pennsylvania 19382, Telephone: (484) 947-2000, Attention: Thomas Frank, Chief Financial Officer, Facsimile: (484) 947-2004; Tom.Frank@nlcinc.com.

Offer to purchase dated July 5, 2011.

IMPORTANT

If you agree to tender your eligible options, you must complete and sign the election form accompanying this offer to purchase in accordance with its instructions, and deliver it by hand, mail, facsimile or email (PDF), together with any other documents required by the election form to:

Nobel Learning Communities, Inc.
1615 West Chester Pike, Suite 200
West Chester, Pennsylvania 19382
Attention: Thomas Frank
Telephone: (484) 947-2000
Facsimile: (484) 847-2003
Tom.Frank@nlcinc.com

We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, any holder residing in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO TENDER, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO TENDER AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE MAY REFER TO IN THIS OFFER AS THE SEC, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED WHETHER THE INFORMATION IN THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE OFFER	4
FORWARD-LOOKING STATEMENTS	10
SIGNIFICANT CONSEQUENCES TO NON-TENDERING OPTION HOLDERS	12
THE OFFER	13
THE MERGER	22
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	24
INFORMATION REGARDING MERGER PROXY STATEMENT	25
AVAILABLE INFORMATION	26
SCHEDULE A	27

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described elsewhere in this offer to purchase. We encourage you to read this entire document and the related election form because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

THE OFFER. You are being offered the opportunity to tender all, but not less than all, of your options to purchase our common stock that were granted to you under our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan. If you elect to participate in this offer, upon completion of the offer, all of your eligible options will be cancelled in exchange for the payment described below. See “The Offer.”

PAYMENT FOR YOUR ELIGIBLE OPTIONS. Unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option tendered that has not previously expired or been exercised or withdrawn from the offer, we will pay to the option holder the “option payment” and then cancel the option. With respect to those eligible options with an exercise price that is equal to or less than $11.75, the option payment shall equal the product of (a) the excess, if any, of $11.75 over the exercise price per share of the applicable eligible option, and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price that exceeds $11.75 (i.e., the “underwater options”), the option payment shall equal the product of (y) $0.10 and (z) the total number of shares subject to the applicable eligible option. See “The Offer.”

DURATION OF THE OFFER. The offer will expire at 5:00 p.m., New York City time, on August 2, 2011, unless we choose to extend the offer or to terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. See “The Offer.”

CONDITIONS OF THE OFFER. This offer is not subject to participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer and the offer is conditioned upon, among other conditions, the consummation of the merger. Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the consummation of the merger is that all eligible options have tendered. As we will not consummate the offer unless the merger is consummated, this may have the effect of being a condition of the offer

CONSEQUENCES OF FAILURE TO TENDER. If you choose not to participate in this offer and do not agree to tender all of your eligible options, and if the Parent and Merger Sub elect to consummate the merger without all eligible options being tendered, the eligible options will remain outstanding in accordance with their current terms and conditions, including those

1

relating to expiration. However, if the merger is consummated, we will no longer be a public company and our common stock will no longer be traded on the NASDAQ Global Market, which we may refer to throughout this offer as NASDAQ. If you retain your eligible options following the merger, you will retain the right to exercise your eligible options to the extent provided by the current terms and conditions of the options, but you will not be entitled to receive the cash payment being made under this offer nor will you be able to receive any portion of the consideration paid for shares of our common stock in the merger. See “Significant Consequences to Non-Tendering Option Holders.”

PURPOSE OF THE OFFER. We have entered into a merger agreement with Merger Sub, a subsidiary of Parent, and Parent, pursuant to which we will be merged with Merger Sub and each outstanding share of our common stock will be converted into the right to receive $11.75 in cash. It is a condition to the consummation of the merger that all options be cancelled prior to the merger. Because our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan do not permit us to terminate options in the context of a transaction such as the merger without the consent of the option holders, we are making this offer in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger, whether or not the exercise price of the option exceeds the $11.75 merger consideration. We are also making this offer in order to ensure that no options to purchase our stock will remain outstanding following the merger. See “The Offer — Purpose of the Offer.”

TREATMENT OF ELIGIBLE OPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS. Our directors and executive officers have previously agreed to terms similar to those in the offer with respect to their eligible options. If the merger is completed, we will purchase their tendered eligible options on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to waive their right to receive $0.10 per share for eligible options with an exercise price in excess of $11.75. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of June 27, 2011, such persons, as a group, beneficially owned a total of 1,200,682 eligible options under the 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan, which represented approximately 81.2% of all eligible options outstanding as of that date. See “The Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.”

HOW TO PARTICIPATE IN THE OFFER. If you would like to participate in the offer and tender all of your eligible options, you should complete and sign the election form accompanying this offer to purchase, or a copy of that form, and return it to us at the address or facsimile number or email address listed on the front page of this offer to purchase. In order to participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See “The Offer – Procedures for Tendering Eligible Options.”

WITHDRAWAL FROM THE OFFER. If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address or facsimile number listed on the front page of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options being withdrawn from the offer. Even if you deliver a notice of withdrawal to us, you may still re-tender your eligible options by delivering to us another completed election form prior to the expiration of the offer. See “The Offer – Withdrawal Rights.”

TAX CONSEQUENCES OF THE OFFER. If you are subject to U.S. taxes and you elect to participate in this offer and tender your eligible options, upon completion of the offer you will have ordinary compensation income which, if you are an employee or former employee, will be subject to U.S. federal, and possibly state and local, withholding. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Material U.S. Federal Income Tax Consequences.” WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

CONTACT FOR QUESTIONS. If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact the following person at the address or telephone number indicated: Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, Pennsylvania 19382, Telephone: (484) 947-2000, Attention: Thomas Frank, Chief Financial Officer, Facsimile: (484) 847-2003; Tom.Frank@nlcinc.com.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.

Who is offering to purchase my options?	Nobel Learning Communities, Inc.

Which options are eligible to be tendered for a cash payment?	We are offering to purchase for a cash payment all outstanding vested and unvested options to purchase our common stock granted under our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan.

What will be the purchase price for the options?

If you elect to participate in the offer, then unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option (whether vested or unvested) that has not previously expired or been exercised or withdrawn from the offer, we will pay the option payment and then cancel the option. With respect to those eligible options with an exercise price that is equal to or less than $11.75, the option payment shall equal the product of (a) the excess, if any, of $11.75 over the exercise price per share of the applicable eligible option, and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price that exceeds $11.75, the option payment shall equal the product of (y) $0.10 and (z) the total number of shares subject to the applicable eligible option.

The option payment will be made without interest and reduced in each case by any applicable tax withholding, and we will then cancel the option.

May I tender an option that I have already exercised or partially exercised?	No. Only outstanding, unexercised options are eligible to be tendered under the offer. If you have previously exercised an eligible option in part and the remaining unexercised portion of that option is outstanding, such remaining portion may be tendered under the offer.

Have we or our board of directors adopted a position on the offer?	Our board of directors has approved this offer and recommends that you tender your eligible options pursuant to this offer. Our board of directors, acting upon the unanimous recommendation of the strategic affairs committee of our board of directors, which committee was formed to evaluate opportunities to generate stockholder value and assess the impact of our concentrated stock ownership in this regard, and to make recommendations to our board of directors regarding this evaluation and assessment, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, us and our stockholders.

How long will the offer remain open and can the offer be extended or terminated prior to that time?	The offer will expire at 5:00 p.m., New York City time, on August 2, 2011, unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer. Subject to applicable laws and the terms we describe in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

How will I be notified if Nobel Learning extends the tender offer or amends the terms of the tender offer?	If we decide to extend the offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the then–scheduled expiration date. We will announce any amendment to the offer by making a public announcement of the amendment and/or filing amended offer documents with the SEC. We post our press releases and filings with the SEC on our website at www.nobellearning.com.

Are there any conditions to completion of this tender offer?	Yes. While the offer is not conditioned upon a minimum number of option holders electing to participate in this offer or on any minimum total number of eligible options being tendered, participation in the offer will require an option holder to tender all of his or her eligible options in the offer. Because the offer will not be completed if the merger is not consummated, the offer is further subject to the conditions to the merger described in this offer to purchase.

Why is Nobel Learning	We have entered into a merger agreement with Merger

making the offer?	Sub and Parent, pursuant to which we will be merged with Merger Sub and each outstanding share of our common stock will be converted into the right to receive $11.75 in cash. Pursuant to the merger agreement, we have agreed with Merger Sub and Parent to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Parent and to us, and the holders of such options will be entitled to receive the applicable option payment. We are making this offer in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no options to purchase our stock will remain outstanding following the merger, because our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan do not unilaterally permit us to terminate the eligible options in the context of a transaction such as the merger.

What happens if the merger agreement is terminated?	If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to purchase our common stock under the same terms, conditions and stock option plans as applied before the offer.

Will our executive officers or directors participate in this offer?	Our directors and executive officers have previously agreed to terms similar to the offer with respect to their eligible options. If the merger is completed, we will purchase their eligible options on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to waive their right to receive $0.10 per share for options with an exercise price in excess of $11.75.

When will payment be made?	Subject to the terms and conditions of the offer, payment for eligible options purchased will be made promptly after expiration of the offer.

How do I participate in the offer and tender my eligible options?	If you decide to participate in the offer and tender your eligible options, you must return to us, before the expiration date, a properly completed and signed election form, or a copy of that form, at the address or facsimile number or email address listed on the front page of this offer to purchase. We may reject any election form delivered to us to the extent that we determine in our discretion it is not properly completed or to the extent we believe it would be unlawful to accept the tendered options. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, it will have the same effect as if you rejected the offer.

Do I have to pay a commission if I agree to tender my eligible options?	No. There is no commission if you tender your eligible options.

Once I have tendered options in the offer, can I withdraw my tendered options?	Yes. You may withdraw the tender of your eligible options at any time before the expiration date. To withdraw previously tendered eligible options, you must notify us in writing at the address, facsimile number or email address on the front page of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. However, you may tender your eligible options again before the expiration date by following the proper tendering procedures. We may reject any notice of withdrawal delivered to us to the extent that we determine in our discretion it is not properly completed. If you previously have properly completed, signed and delivered an election form to us and you do not properly complete, sign and deliver to us a notice of withdrawal before the expiration of the offer, it will have the same effect as if you accepted the offer.

Have we or our board of directors adopted a position on the offer?	Our board of directors has approved this offer and recommends that you tender your eligible options pursuant to this offer. Our board of directors, acting upon the unanimous recommendation of the strategic affairs committee of our board of directors, which committee was formed to evaluate opportunities to generate stockholder value and assess the impact of our concentrated stock ownership in this regard, and to make recommendations to our board of directors regarding this evaluation and assessment, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, us and our stockholders.

What will happen to my eligible options if I do not tender my eligible options in the offer?

If you choose not to tender your eligible options, they will remain outstanding in accordance with their original terms and conditions, including terms relating to expiration. However, if the merger is consummated, we will no longer be a public company and our common stock will no longer be traded on NASDAQ or any other stock market. As a result, your eligible options will be options to purchase shares of common stock of a company:

•      for which there is no public trading market;

•      that will no longer make filings with the SEC; and

•      that will not be required to comply with the SEC’s rules relating to publicly-held companies.

If you retain your eligible options following the merger, although you will retain the right to exercise your eligible options to the extent provided by the current terms and conditions of the options, you will not be entitled to receive the cash payment being made under this offer. See “Significant Consequences to Non-Tendering Option Holders.”

What happens if my eligible options expire prior to the expiration date of the offer?	We will only accept for cancellation and purchase those eligible options that are still outstanding on the expiration date of the offer. Any eligible option that expires by its terms before the expiration date of this offer will not be considered outstanding, and no payment will be made for those eligible options pursuant to this offer. Because of the possibility that we may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, it is your responsibility to decide whether to exercise any of your eligible options before they expire, whether or not you have tendered them pursuant to this offer.

Can I exercise my eligible options after I have tendered them?	Even if you tender your eligible options in this offer, you may still exercise any of your eligible options to purchase our common stock at any time up to the expiration date of this offer by following the procedures for exercise set forth in the terms and conditions of your eligible options.

What happens if I exercise	If you exercise your eligible options prior to the expiration

my eligible options into Nobel Learning common stock prior to the expiration date of the offer?	date of the offer according to the terms and conditions of your eligible options, even if you have already tendered your options in this offer, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of our common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $11.75 in cash (unless you successfully assert appraisal rights under Delaware law as described in our proxy statement relating to the special meeting of stockholders to be held on August 2, 2011).

What happens if my employment with Nobel Learning terminates prior to the expiration date of the offer?	If your employment with Nobel Learning terminates during the pendency of the offer and your options remain exercisable, you will continue to be permitted to tender your options in the offer until such time as your options are no longer exercisable, at which time they will terminate and be of no further force or effect.

How will Nobel Learning pay for the tendered eligible options?	We will pay approximately $4,281,267 before fees and expenses if we purchase all of the eligible options that are currently outstanding pursuant to this offer. We expect to obtain these funds from our cash on hand immediately prior to the merger.

What are the U.S. federal income tax consequences if I tender my shares?	If you elect to participate in the offer and your eligible options are accepted for cancellation, and you receive a cash payment for your cancelled eligible options, you will have ordinary compensation income equal to the option payment. To the extent applicable, taxes will be withheld from any payment made to employees and former employees in this offer.

What is the recent market price of the eligible options and the common stock into which the eligible options are exercisable?	Because the options generally are not transferable, there is no market price for the eligible options. However, each vested eligible option may be exercised to purchase one share of our common stock at the designated exercise price for that eligible option. On June 27, 2011, the last reported sale price of our common stock was $11.49 per share.

Who can help answer my questions about the offer?	You may contact a representative of Nobel Learning at the address and the phone number listed on the front pages of this offer to purchase if you have any questions or requests for assistance or for additional copies of this offer to purchase or the election form.

FORWARD-LOOKING STATEMENTS

This document, and the documents to which we refer you in this document, contain “forward-looking statements” reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this document in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this document or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	diversion of management’s attention from ongoing business concerns;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement actions that have been or may be instituted against us and others relating to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•

other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services. See “Available Information”.

SIGNIFICANT CONSEQUENCES TO NON–TENDERING OPTION HOLDERS

You should consider the following significant consequences to non-tendering eligible option holders when making a decision about whether or not to tender your eligible options. If you choose not to tender your eligible options in this offer, they will remain outstanding and may continue to be exercised in accordance with their current terms and conditions, including terms relating to expiration, but you will not be entitled to receive the cash payment being made under this offer. Furthermore, unless your eligible options are surrendered for cancellation, you will not receive any payment or other consideration for your eligible options pursuant to the merger agreement.

If you exercise your eligible options prior to the expiration date of the offer according to the current terms and conditions of your eligible options, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of our common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $11.75 in cash (unless you successfully assert appraisal rights under Delaware law as described in our proxy statement relating to the special meeting of stockholders to be held on August 2, 2011).

If you choose not to tender your eligible options in this offer and you do not exercise your eligible options before the consummation of the merger and the merger is then completed, we will no longer be a public company and our common stock will no longer be traded on the NASDAQ or any other stock market. As a result, your eligible options will be options to purchase shares of common stock of a company:

•	for which there is no public trading market;

•	that will no longer make filings with the SEC; and

•	that will not be required to comply with the SEC’s rules relating to publicly–held companies.

If you were to exercise your eligible options after the merger, you would be required to pay in cash: (i) your option exercise price(s), and (ii) income and employment taxes applicable to your option spread. These cash payments would be required even though, at the time of exercise, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares.

THE OFFER

Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options, whether vested or unvested, to purchase our common stock granted under our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan. Upon the completion of the offer, for each eligible option (whether vested or unvested) that has not expired, been exercised or withdrawn from the offer, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied or waived such that it expires without us accepting any eligible options for payment, we will pay to the option holder the “option payment” and then cancel the eligible option. With respect to those eligible options with an exercise price that is equal to or less than $11.75, the option payment shall equal the product of (a) the excess, if any, of $11.75 over the exercise price per share of the applicable eligible option, and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price that exceeds $11.75, the option payment shall equal the product of (y) $0.10 and (z) the total number of shares subject to the applicable eligible option.

The time by which option holders must tender their eligible options in order to be eligible to receive payment pursuant to the offer will be 5:00 p.m., New York City time, on August 2, 2011, unless extended, which we call the “expiration date.” Any extension will be announced in a public announcement. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Extension, Amendment and Termination of the Offer.” Payment for eligible options tendered in accordance with the offer will be made promptly after the expiration date of the offer. See “Acceptance of and Payment for the Eligible Options.”

Purpose of the Offer

This offer is being made in connection with the proposed merger of us with Merger Sub, pursuant to the merger agreement, dated May 17, 2011, by and between us, Parent and Merger Sub. See “The Merger — General.” In connection with the merger, we have agreed with Merger Sub and Parent to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Parent and to us, and the holders of such options will be entitled to receive the option payment.

We are making this offer to you in connection with the merger agreement in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no options to purchase our stock will remain outstanding following the merger. Options granted pursuant to our 2000 Stock Option Plan for Consultants and the 2010 Omnibus Incentive Equity Compensation Plan may be terminated by us in the context of a transaction like the merger without the consent of the option holder. However, options granted under our 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan do not permit such a cancellation and this offer is being made to the holders of options granted pursuant to such plans.

Conditions

The offer is not conditioned on participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer, and the offer is conditioned upon, among other conditions, the consummation of the merger. The merger is subject to several conditions which are described under “The Merger — Conditions to Consummation of the merger.” If one or more of these conditions occurs, we will not be required to accept any eligible options that have been tendered in the offer. These conditions to the merger are subject to waiver in accordance with the terms of the merger agreement.

In addition to the condition that the merger be completed as described above, and subject to the rules under the Securities Exchange Act of 1934, as amended, which we refer to throughout this offer to purchase as the “Exchange Act,” we may extend, terminate or amend the offer, if on or before the expiration date, any action or proceeding is threatened or pending that directly or indirectly challenges the making of the offer, or any other event has occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the eligible options tendered to us. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

Procedures for Tendering Eligible Options

For an option holder to participate in this offer and validly tender his or her eligible options, a properly completed and duly executed election form, or facsimile of the form, with any other required documents, must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the address or the facsimile number or email address listed on the front pages of this offer to purchase, unless we extend the offer beyond that time, in which case you may tender your eligible options at any time until the extended expiration of the offer. We will accept a copy of your election form sent by hand delivery, mail, facsimile or email (PDF). You do not need to return your stock option agreement(s) for your eligible options to effectively tender your eligible options in this offer.

The tendering of eligible options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

The method of delivery of the election form is at the election and risk of the submitting holder. Delivery of the election form will be deemed made only when we actually receive it. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested. If a holder chooses to deliver by facsimile or email, we recommend that the holder confirm our receipt of the facsimile transmission or email by calling us at the telephone number listed on the front pages of this offer to purchase and on the election form itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of eligible options will be accepted.

If you elect to participate in this offer, all of your eligible options must be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered eligible options will be determined by us in our discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine in our discretion are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. However, if we waive a condition, it will be waived for all holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.

Acceptance of and Payment for the Eligible Options

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for cancellation and payment all eligible options that, subject to our right to extend, terminate or amend the offer, have not:

•	expired before the expiration of this offer; or

•	been properly withdrawn from this offer by you at or prior to 5:00 p.m., New York City time, on the expiration date; or

•	been exercised by you before the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for cancellation and payment all eligible options validly tendered and not expired, exercised or properly withdrawn prior to the expiration date if, as and when we give oral or written notice of our acceptance of the eligible options.

Properly tendered eligible options accepted in accordance with the offer will be paid for promptly after the expiration date. The consummation of this offer is conditioned upon and is expected to occur simultaneously with the consummation of the merger.

Withdrawal Rights

Validly tendered eligible options may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on the expiration date. If the offer is terminated without any eligible options being purchased, then all election forms received pursuant to this offer will be promptly destroyed or returned to the submitting option holders. In addition, if we have not accepted your tendered eligible options for exchange before 11:59 p.m., New York City time, on August 8, 2011, you may withdraw your options any time thereafter.

For a withdrawal of validly tendered eligible options to be effective, a properly completed and duly executed notice of withdrawal must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the address or the facsimile number or email address listed on the front pages of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. If we extend the offer beyond the expiration date, you may withdraw your validly tendered eligible options at any time until the extended expiration of the offer, unless previously accepted by us. We will accept a copy of your notice of withdrawal only by hand delivery, mail, facsimile or email (PDF).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.

Withdrawals of previously tendered eligible options may not be rescinded and any eligible options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn eligible options may, however, be re–tendered by again following the procedures described above in “Procedures for Tendering Eligible Options” at any time at or prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawals of tendered eligible options can only be accomplished in accordance with the foregoing procedures.

Extension, Amendment and Termination of the Offer

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered by publicly announcing the extension and giving oral or written notice of the extension to the option holders. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Conditions.”

We may, at any time prior to the expiration date, terminate, postpone, or amend the offer. To postpone acceptance or cancellation of eligible options, we must announce the postponement and give oral or written notice of the postponement to the holders of eligible options. Notwithstanding the foregoing, we will pay the consideration offered or return tendered eligible options promptly after termination or withdrawal of the offer.

Subject to applicable law, we further reserve the right, in our discretion, and regardless of whether any of the conditions specified above in “Conditions” has occurred or is deemed by us to have occurred, to amend the terms of the offer in any respect.

As long as we comply with all applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the extension must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to holders of eligible options in a manner reasonably designed to inform option holders of the change, which may include the issuance of a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your eligible options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.

We do not expect to terminate the offer prior to the expiration date for any reason other than because the merger agreement has been terminated. If we terminate the offer prior to the expiration as set forth in the foregoing sentence, we will promptly notify each holder of eligible options who has elected to participate in the offer of such termination, and we will promptly return or destroy each election form.

Source and Amount of Funds

As of June 27, 2011, there were outstanding eligible options to acquire 1,466,332 shares of our common stock. Based upon this amount and assuming all of the holders of these eligible options elect to participate in the offer and tender these options subject to the offer, the maximum aggregate amount of funds that will be required in order for us to pay the total aggregate consideration of the offer will be approximately $4,291,267, including estimated fees and expenses of approximately $10,000 relating to the offer. We expect to obtain these funds from our cash on hand immediately prior to the merger.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options

Our executive officers and directors have already agreed to participate in the offer. If the merger is completed, we will purchase their tendered eligible options on the same terms offered to any other holder of eligible options. However, our executive officers and directors have agreed to waive their right to receive $0.10 per share for eligible options with an exercise price in excess of $11.75. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of June 27, 2011, such persons, as a group, beneficially owned a total of 1,200,682 eligible options under the 1995 Stock Incentive Plan and our 2004 Omnibus Incentive Equity Compensation Plan, which represented approximately 81.2% of all eligible options outstanding as of that date.

The following table sets forth information as of June 27, 2011, regarding the number of eligible options held individually by our directors and executive officers.

Name	Position	Eligible Options
George H. Bernstein	Director, President and Chief Executive Officer	335,000
Thomas Frank	Senior Vice President and Chief Financial Officer	176,500
Patricia Miller	Senior Vice President and Chief Operating Officer	175,500
Lee Bohs	Senior Vice President, Corporate Development	141,000
Jeanie Marie Welsko	Senior Vice President, Human Resources	91,500
Susan Race	Senior Vice President and Chief Academic Officer	58,000
David Beale	Director	15,000
Therese Kreig Crane	Director	25,000
Steven Fink	Director	25,000
Peter Havens	Director	25,000
Richard Pinola	Director	24,166
Michael Rosenthal	Director	24,166
Ralph Smith	Director	25,000
David Warnock	Director	25,000

Neither we nor any of our directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the offer, other than their entry into an agreement whereby they have agreed to tender their eligible options and waive their right to receive $0.10 per share for eligible options with an exercise price in excess of $11.75.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “The Merger — Interests of Nobel Learning Directors and Executive Officers in the Merger” in our definitive proxy statement regarding the merger agreement and our other filings with the SEC that are referred to in this offer to purchase. See “Available Information.” In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer

All eligible options that we purchase in connection with the offer will be cancelled. Concurrently with the consummation of the merger, we will account for the payments made to option holders in connection with the offer as compensation expense in our income statement for the period ended immediately prior to the closing of the merger.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the eligible options as described in the offer or the payment for tendered eligible options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered eligible options for cancellation and payment is subject to the conditions described in “Conditions.”

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, facsimile, email and in person regarding the offer.

Appraisal Rights

Holders of eligible options do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the offer. Option holders who exercise their eligible options prior to the consummation of the merger may be entitled to seek appraisal rights with respect to the shares acquired upon such option exercise under Section 262 of the General Corporation Law of the State of Delaware. You should read Annex C of the Merger Proxy Statement and the section thereof entitled “The Merger — Appraisal Rights.”

Issuer Information

The address of the Company’s principal executive offices is 1615 West Chester Pike, Suite 200, West Chester, Pennsylvania 19382-6223. Its telephone number is (484) 947-2000.

Market and Trading Information

There is no established trading market for the eligible options. However, our common stock is currently listed for quotation on NASDAQ under the symbol “NLCI.” The following table sets forth the high and low prices for shares of our common stock, as reported by NASDAQ, for the periods listed.

Common Stock Price ($)	High	Low
Fiscal 2009
First Quarter ended September 27, 2008	16.00	12.17
Second Quarter ended December 27, 2008	15.76	12.55
Third Quarter ended March 28, 2009	13.86	11.37
Fourth Quarter ended June 27, 2009	12.50	10.73

Fiscal 2010
First Quarter ended September 26, 2009	2.11	9.51
Second Quarter ended December 26, 2009	9.66	7.41
Third Quarter ended March 27, 2010	8.56	5.75
Fourth Quarter ended July 3, 2010	8.10	5.90

Fiscal 2011
First Quarter ended October 2, 2010	7.80	5.59
Second Quarter ended January 1, 2011	7.38	5.90
Third Quarter ended April 2, 2011	9.99	6.66
Fourth Quarter through June 15, 2011	11.56	8.64

On June 27, 2011, the closing sale price for our common stock as reported on the NASDAQ was $11.49 per share. You are urged to obtain current market quotations for our common stock before making any decision with respect to the offer.

Miscellaneous

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE MERGER

General

We are making this offer in connection with our proposed merger of Merger Sub with and into us. Pursuant to the merger agreement, dated May 17, 2011, our stockholders at the time of the merger, other than those stockholders who have perfected appraisal rights, will receive $11.75 in cash for each share of our common stock that they own. As a result of this merger, we will be a wholly owned subsidiary of Parent and all shares of our common stock outstanding before the consummation of the merger will be cancelled.

Conditions to Consummation of the merger

The respective obligations of Parent and Merger Sub, on the one hand, and us, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the Merger Agreement shall have been adopted by the holders of a majority of the outstanding shares of our common stock;

•

all actions by or in respect of or filings with any antitrust laws (including the HSR Act) required to permit the consummation of the merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

•

no law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal.

Our obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement are true and correct as of the date of the consummation of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not reasonably be expected to prevent or delay consummation of the merger (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and we have been provided with a certificate executed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub certifying to that effect; and

•

the obligations or covenants required to be performed by Parent and Merger Sub at or prior to the consummation of the merger have been performed in all material respects, and we have been provided with a certificate executed on behalf of

Parent and Merger Sub by an officer of Parent and Merger Sub certifying to that effect.

Parent’s and Merger Sub’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•

other than certain representations and warranties (including, without limitation, representations and warranties related to organization, capitalization, corporate authority of, and brokers used by, Nobel Learning) that must be true and correct in all material respects as of the date of the consummation of the merger (without regard to the terms “material,” “materially” or “material adverse effect” and for the purpose of the representations and warranties related to capitalization and the use of brokers, an inaccuracy that requires Parent or Merger Sub to increase the aggregate amount to be paid by them to complete the merger by $200,000 or more, shall be material), the representations and warranties in the Merger Agreement made by Nobel Learning being true and correct (without regard to the terms “material,” “materially” or “material adverse effect”) as of the date of consummation of the merger of the merger such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a material adverse effect on Nobel Learning (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•

the obligations or covenants required to be performed by Nobel Learning at or prior to the consummation of the merger shall have been performed in all material respects, and Parent has been provided with a certificate executed on behalf of Nobel Learning by an officer certifying to that effect;

•	there shall not have occurred any material adverse effect with respect to Nobel Learning since the date of the Merger Agreement;

•	we shall have delivered to Parent evidence that it has obtained all required education and childcare approvals;

•	we shall have delivered to Parent evidence that it has obtained all required third party consents;

•	a minimum of $67,500,000 of debt financing shall be available to Parent;

•	all holders of eligible options shall have consented to this offer; and

•

we shall have delivered to Parent a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3), in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that we are not, and have not in the past five years been, a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences of the offer to individuals who were granted their eligible options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your eligible options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Consequences to option holders who tender their eligible options in the offer: If you tender your eligible options in the offer and your eligible options are accepted for cancellation, you will have ordinary compensation income per share subject to an eligible option equal to the amount, if any, by which $11.75 exceeds the exercise price of your eligible options or $0.10 if the exercise price of your eligible option exceeds $11.75.

If you received your options in connection with your employment by us or any affiliate, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, income and employment tax withholding.

Consequences to option holders who do not tender their eligible options in the offer: If you do not tender your eligible options in the offer, you will not have any current tax consequences as a result of the offer.

INFORMATION REGARDING MERGER PROXY STATEMENT

In connection with our solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, we have filed a definitive proxy statement with the SEC. We are enclosing a copy of the definitive proxy statement with this offer to purchase. You may also obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from our website at www.nobellearning.com or the SEC’s website at www.sec.gov. You may also obtain a free copy of the definitive proxy statement and other documents by directing a request by mail, telephone or email to Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, Pennsylvania 19382, Telephone: (484) 947-2000, Attention: Thomas Frank, Chief Financial Officer, Facsimile: (484) 947-2003; Tom.Frank@nlcinc.com.

AS IN ALL PROXY MATTERS, THE MERGER PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. YOU ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

We and our directors, executive officers, and members of management may be deemed to be “participants” in the solicitation of proxies from our stockholders in favor of the merger agreement. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their direct and indirect interests in the merger is set forth in the Merger Proxy Statement referenced above.

AVAILABLE INFORMATION

This offer to purchase is a part of a Tender Offer Statement on Schedule TO, which we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your eligible options.

We also file annual, quarterly and special reports, proxy statements, including the proxy statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1–800–SEC–0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Nobel Learning, that file electronically with the SEC.

Additional information concerning Nobel Learning may be found in the following documents filed by us with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended July 3, 2010, filed September 16, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended October 2, 2010, January 1, 2011 and April 2, 2011, filed November 12, 2010, February 10, 2011 and May 12, 2011, respectively;

•

Current Reports on Form 8-K filed February 2, 2010, May 5, 2010, May 18, 2010, September 16, 2010, September 22, 2010, November 12, 2010, November 17, 2010, December 9, 2010, February 10, 2011, May 12, 2011, May 18, 2011 and May 24;

•	Definitive Merger Proxy Statement on Schedule 14A filed June 29, 2011; and

•	Tender Offer Statement on Schedule TO filed June 30, 2011.

SCHEDULE A

NOBEL LEARNING COMMUNITIES, INC.

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

Name	Position
George H. Bernstein	Director, President and Chief Executive Officer
Thomas Frank	Senior Vice President and Chief Financial Officer
Patricia Miller	Senior Vice President and Chief Operating Officer
Lee Bohs	Senior Vice President, Corporate Development
Jeanie Marie Welsko	Senior Vice President, Human Resources
Susan Race	Senior Vice President and Chief Academic Officer
David Beale	Director
Therese Kreig Crane	Director
Steven Fink	Director
Peter Havens	Director
Richard Pinola	Director
Michael Rosenthal	Director
Ralph Smith	Director
David Warnock	Director

The business address and telephone number of each of the above executive officers and directors is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, Pennsylvania 19382, and (484) 947-2000.